Exhibit 8.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 31, 2013

Re:	Registration Statement on Form S-4

Warner Chilcott plc

100 Enterprise Drive

Rockaway, NJ 07866

Ladies and Gentlemen:

We have acted as counsel for Warner Chilcott plc (“Warner Chilcott”), a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, in connection with (i) the scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Irish Companies Act 1963, as amended, to effect the acquisition by Actavis Limited, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, (“Holdco”) of Warner Chilcott by means of a scheme of arrangement (the “Scheme”) pursuant to the Transaction Agreement (the “Transaction Agreement”) dated as of May 19, 2013 among Actavis, Inc., a company incorporated in Nevada (“Actavis”), Holdco, Actavis Ireland Holding Limited, a company incorporated in Ireland with registered number 527630 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, Actavis W.C. Holding LLC, a limited liability company organized in Delaware, Actavis W.C. Holding 2 LLC, a limited liability company organized in Nevada, and Warner Chilcott and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Transaction Agreement.

In connection with this opinion, we have examined the Transaction Agreement, the Registration Statement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion,

Warner Chilcott plc	2	July 31, 2013

we have assumed, with your permission, (i) that the Scheme will be consummated in the manner described in Transaction Agreement and the Proxy Statement/Prospectus and (ii) the statements concerning the Scheme set forth in the Transaction Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Transaction Agreement. In addition, our opinion is based solely on the documents that we have examined and the additional information that we have obtained.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm that the discussion in the Proxy Statement/Prospectus under the heading “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Tax Consequences of the Transaction to U.S. Holders of Warner Chilcott Ordinary Shares” regarding the material U.S. federal income tax consequences to U.S. holders of Warner Chilcott ordinary shares with respect to the receipt of the scheme consideration in exchange for Warner Chilcott ordinary shares pursuant to the Scheme, subject to the assumptions, qualifications and limitations stated therein and in the Proxy Statement/Prospectus under the heading “Certain Tax Consequences of the Transaction—U.S. Federal Income Tax Considerations—Scope of Discussion,” represents our opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Scheme under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Scheme. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP